Exhibit 99.2

STANDBY PURCHASE AGREEMENT

BY AND BETWEEN

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

AND

TIME WARNER MEDIA HOLDINGS B.V.

DATED AS OF [•], 2014

STANDBY PURCHASE AGREEMENT(1)

STANDBY PURCHASE AGREEMENT (this “Agreement”), dated as of [•], 2014, by and between Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid, or private limited company, organized under the laws of the Netherlands (“Investor”), and Central European Media Enterprises Ltd., a Bermuda company (the “Company”).  Capitalized terms used in this Agreement have the meaning set forth in Section 7.1, unless defined elsewhere herein.

RECITALS

WHEREAS, Time Warner Inc., a Delaware company (“TWX”), Investor and the Company are parties to that certain Framework Agreement (the “Framework Agreement”), dated as of February 28, 2014;

WHEREAS, pursuant to the Framework Agreement, the Company has agreed to undertake a rights offering (the “Rights Offering”) to allow the holders of its outstanding shares of (a) Class A Common Stock, par value $0.08 per share (“Class A Common Stock”), (b) Series A Convertible Preferred Stock, par value $0.08 per share (“Series A Preferred Stock”) (allocated on an as-converted basis), and (c) Series B Convertible Redeemable Preferred Stock,  par value $0.08 per share (“Series B Preferred Stock”) (allocated on an as-converted basis as of December 25, 2013), the right to purchase at the Subscription Price an aggregate of 3,391,403 units (the “Units” and the Units sold in the Rights Offering, the “Rights Offering Units”), with each Unit consisting of (i) a Senior Secured Note due 2017 to be issued by the Company in an aggregate principal amount equal to the Subscription Price pursuant to the Note Indenture (the “Notes”) and (ii) 21.167376 warrants (each, a “Unit Warrant”) to be issued pursuant to the Unit Warrant Agreement, with each Unit entitling the holder thereof to purchase one (1) share of Class A Common Stock at an exercise price of $1.00 per share;

WHEREAS, the Registration Statement covering the issuance of the Rights, the Rights Offering Units, the Notes, the Unit Warrants and the shares of Class A Common Stock issuable upon exercise of the Unit Warrants has been declared effective by the SEC;

WHEREAS, subject to the terms and conditions set forth herein, in connection with the Rights Offering, Investor desires (i) to participate in the Rights Offering in the manner described herein and (ii) to purchase the Private Placement Units (as defined below) in a private placement pursuant to Section 4(a)(2) of the Securities Act and, in connection with the Rights Offering, separately desires to subscribe for and purchase any Rights Offering Units that are not purchased in the Rights Offering, in each case at the Subscription Price;

WHEREAS, the Company has retained a dealer-manager and a subscription and information agent to assist it with the Rights Offering; and

(1)  Note to Draft: Numbers relating to the Rights Offering, the Rights Offering Units, the Notes, the Unit Warrants, the Private Placement Units and the Company Offered Units are to be updated, if necessary, pursuant to the Framework Agreement.

WHEREAS, the Company has set a Record Date of [•], 2014 and on the date hereof has commenced the Rights Offering by distributing the Rights in the manner set forth in the Registration Statement, the Prospectus and this Agreement and has filed with the SEC and distributed the Prospectus.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

RIGHTS OFFERING; BACKSTOP GUARANTEE; UNIT PRIVATE PLACEMENT

SECTION 1.1.  The Rights Offering.

(a)  On the date hereof and after the execution and delivery of this Agreement, the Company shall file with the SEC the Prospectus, print and distribute the Prospectus to the Eligible Securityholders and commence the Rights Offering on the terms and conditions set forth in the Prospectus and this Agreement, pursuant to which Rights Offering: (i) the Company shall distribute to the Eligible Securityholders, at no charge, one Right for every 62.5 outstanding shares of Class A Common Stock, every 62.5 shares of Class A Common Stock issuable upon conversion of the outstanding share of Series A Preferred Stock, and every 62.5 shares of Class A Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock as of December 25, 2013 held by such Eligible Securityholder as of the Record Date, (ii) each Right shall entitle the holder thereof to purchase, at the election of such holder, at the Subscription Price,  Rights Offering Units consisting of (1) a Note in the aggregate principal amount equal to the Subscription Price and (2) 21.167376 Unit Warrants, with each Unit Warrant entitling the holder thereof to purchase one (1) share of Class A Common Stock at an exercise price of $1.00 per share (the aggregate number of such Rights Offering Units, the “Aggregate Offered Units”), (iii) each such Right shall not be transferable, (iv) the Rights Offering shall remain open from the date hereof until the Subscription Expiration Time (the “Subscription Period”), and (v) the closing of the Rights Offering shall be conditioned upon the receipt of the Requisite Vote and consummation of the transactions contemplated by this Agreement.

(b)  Subject to the terms and conditions of the Rights Offering, the Company shall effect the closing of the Rights Offering as promptly as reasonably practicable following the expiration of the Subscription Period, including executing and delivering, or causing to be executed and delivered by its Affiliates, the Note Indenture, the Security Documents (as defined in the Note Indenture) and the Existing Intercreditor Agreement (as defined in the Note Indenture) (including legal opinions and closing documents reasonably satisfactory to TWX, in usual and customary form for transactions of such type).  The closing of the Rights Offering shall occur at the date and time and in the manner and on the terms as set forth in the Prospectus and this Agreement but in any event prior to the Initial Term Loan Maturity Date if the Term Loan Facility is then outstanding.  The Company shall not terminate the Rights Offering, amend any terms of the Rights Offering set forth in the Prospectus or waive any condition to the closing of the Rights Offering or assert that any such condition to the closing has not been satisfied without the prior written consent of Investor, provided, that Investor will respond to any request for such consent from the Company as promptly as reasonably practicable.

SECTION 1.2.  Participation in Rights Offer.  Prior to the closing of the Rights Offering, Investor shall exercise, in the manner set forth in the Prospectus, the Rights distributed to Investor in the Rights Offering in respect of every 62.5 shares of Class A Common Stock as of the Record Date and every 62.5 shares of Class A Common Stock issuable upon conversion of its outstanding share of Series A Preferred Stock and outstanding shares of Series B Preferred Stock (on an as-converted basis as of December 25, 2013) (such Rights distributed to Investor, the “Investor Rights”) and purchase the Rights Offering Units underlying such Investor Rights in the Rights Offering at the Subscription Price and subject to the other terms and conditions of the Rights Offering set forth in the Prospectus.  As a result of the exercise of such Rights distributed to Investor, Investor shall acquire 2,212,144 Company Offered Units (or approximately 55.7%) of the total number of the Company Offered Units (as herein defined) pursuant to the Rights Offering.

SECTION 1.3.  Unit Private Placement.  Subject to the terms and conditions of this Agreement, at the Closing, pursuant to Section 4(a)(2) of the Securities Act, Investor shall purchase from the Company, and the Company shall issue to Investor (the “Private Placement”), 576,968 Units (the “Private Placement Units” and together with the Rights Offering Units (including the Backstop Acquired Units), the “Company Offered Units”) at the Subscription Price, each Private Placement Unit consisting of (1) a Note in an aggregate principal amount of $100 and (2) 21.167376 Unit Warrants, with each such Unit Warrant entitled Investor to purchase one (1) share of Class A Common Stock at an exercise price of $1.00 per share.  As a result of the purchase of the Private Placement Units by Investor, Investor shall acquire 576,968 Company Offered Units (or approximately 14.5%) of the total number of the Company Offered Units pursuant to the terms and conditions of the Private Placement.

SECTION 1.4.  Backstop Guarantee.  Subject to the terms and conditions of this Agreement, at the Closing Investor shall purchase from the Company (the “Backstop Guarantee”), and the Company shall issue to Investor, at the Subscription Price, a number of the Rights Offering Units equal to (a) the Aggregate Offered Units minus (b) the number of Rights Offering Units validly subscribed for and purchased by Eligible Securityholders in the Rights Offering in the manner set forth in the Prospectus.  Within three (3) Business Days after the expiration of the Subscription Period, the Company shall issue to Investor a notice (the “Guarantee Notice”) setting forth the Aggregate Offered Units, the number of Rights Offering Units validly subscribed for in the Rights Offering and the number of Rights Offering Units to be acquired by Investor pursuant to the Backstop Guarantee.  The Rights Offering Units acquired by Investor pursuant to the Backstop Guarantee are collectively referred to as the “Backstop Acquired Units”.  The Backstop Acquired Units shall not exceed an aggregate of 1,179,259 Company Offered Units (or approximately 29.7%) of the total number of the Company Offered Units.

SECTION 1.5.  Closing.

(a)  Subject to the satisfaction or waiver of each of the conditions set forth in Article IV, unless this Agreement shall have been terminated pursuant to its terms, the closing of the

Backstop Guarantee and the Private Placement (the “Closing”) shall occur simultaneously with the closing of the Rights Offering on the later of (i) the fifth Business Day following the last day of the Subscription Period and (ii) the date that all of the conditions to the Closing set forth in Article IV of this Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at 9:30 a.m. (New York City time) at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020 or such other place, date and time as shall be agreed in writing between the Company and Investor (the date on which the Closing occurs, the “Closing Date”).

(b)  At the Closing, (i) the Company shall deliver or cause to be delivered to Investor the Notes and the Unit Warrants representing both the Backstop Acquired Units and the Private Placement Units against payment by or on behalf of Investor of an amount in cash equal to the product of (x) the Subscription Price and (y) the sum of (A) the Backstop Acquired Units and (B) the Private Placement Units, by wire transfer in immediately available funds to the account designated by the Company in writing not less than three (3) Business Days prior to the Closing Date and (ii) the Company shall deliver to Investor all other documents and certificates required to be delivered to Investor pursuant to Section 4.2 hereof.

SECTION 1.6.  Adjustments.  The number of shares of Class A Common Stock underlying the Unit Warrants issued as part of the Company Offered Units and the Increased Authorized Share Number referenced herein shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Class A Common Stock that occurs during the period beginning on the date of execution of the Framework Agreement and ending on the Closing Date.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

SECTION 2.1.  Representations and Warranties of the Company.  As of the date of this Agreement and as of the Closing Date, the Company represents and warrants to Investor as follows:

(a)  Organization and Standing.  The Company is duly organized as an exempted company, limited by shares, validly existing and in good standing under the laws of Bermuda.  The Company has all requisite power and authority to conduct its business as presently conducted and as disclosed in the Company Reports.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as currently conducted, except where the failure of any Subsidiary to be duly organized, validly existing and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.  The Company’s Memorandum of Association, as in effect on the date hereof, and the Company’s Bye-laws, as in effect on the date hereof, are each filed as exhibits to the Company Reports.

(b)  Units.  The Company Offered Units have been duly authorized by the Company and, when delivered, the Company Offered Units will be validly issued, free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, other than under the Investor Rights Agreement and the restrictions on transfer imposed by federal or state securities Laws and the Company’s Bye-laws. Assuming the accuracy of all representations and warranties of Investor set forth in Section 2.2, the offer and sale by the Company to Investor of the Backstop Acquired Units and the Private Placement Units are exempt from registration under all applicable securities Laws, including the Securities Act and “blue sky” laws.

(c)  Authorization, Execution and Delivery and Enforceability.  The Company has all requisite corporate power and corporate authority to enter into and to perform its obligations under the Company Agreements, to consummate the transactions contemplated by the Company Agreements and to issue the Company Offered Units in accordance with the terms of the Company Agreements, provided, that, with respect to the transactions set forth in the Company Agreements that require prior shareholder approval, the Requisite Vote is obtained.  The execution and delivery of this Agreement and the Note Indenture by the Company, and the execution and delivery of the Unit Warrant Agreement and the consummation of the transactions contemplated by the Company Agreements, have been duly authorized by all necessary action on the part of the Company including, without limitation, by members of the Board of Directors of the Company (the “Board”) independent from Investor, provided, that, with respect to the transactions set forth in the Company Agreements that require prior shareholder approval, the Requisite Vote is obtained.  This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, and when duly executed and delivered, each of the other Company Agreements will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (ii) general principles of equity, whether considered in a proceeding at Law or in equity.

(d)  Capitalization.  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 300,000,000 shares of Class A Common Stock, of which [•] shares are issued and outstanding and [•] shares have been reserved for issuance, (ii) 15,000,000 shares of Class B Common Stock, par value $0.08 per share, of which no shares are issued and outstanding, and (iii) 5,000,000 shares of preferred stock, par value $0.08 per share, of which one share of Series A Preferred Stock is issued and outstanding and 200,000 shares of Series B Preferred Stock are issued and outstanding.  Upon obtaining the Requisite Vote, the Company’s authorized amount of Class A Common Stock will be equal to the Increased Authorized Share Amount and the Company will reserve for issuance the aggregate number of shares of Class A Common Stock for which the Unit Warrants included in the Company Offered Units are exercisable, and such reservation has been duly authorized.  All of the issued and outstanding shares of the Company’s capital stock are duly and validly authorized and issued and are fully paid and nonassessable.  Except as disclosed in the Company Reports or as contemplated by the Framework Agreement and the Investor Rights Agreement, no shareholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of the Company and no shareholder of the Company has any rights, contractual or otherwise, to designate members of the Company’s Board.  Except as disclosed in the Company Reports or as contemplated by the Framework Agreement, the Investor Rights Agreement, the TW Registration Rights Agreement and the RSL Registration Rights Agreement, the Company is not a party to any shareholder, voting or other agreements relating to the rights and obligations of the Company’s shareholders.  Except as contemplated by the TW Registration Rights Agreement and the RSL Registration Rights Agreement, no Person has the right to require the Company to register any securities for sale under the Securities Act.  Other than the Eligible Securityholders, no other Person is entitled to participate in the Rights Offering.

(e)  Subsidiaries.  Except as disclosed in the Company Reports, none of the Company or any of its Subsidiaries (i) has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company, and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of any Subsidiary of the Company (other than any such obligation to the Company or any Subsidiary of the Company arising from time to time in connection with any internal restructuring or reorganizations of the Company’s Subsidiaries).

(f)  No Conflicts. Upon obtaining the Requisite Vote and other Consents and Governmental Approvals contemplated by Section 2.1(g), neither the execution and delivery by the Company of the Company Agreements nor the performance by the Company of any of its obligations under the Company Agreements and the Investor Rights Agreement, nor the consummation of the transactions contemplated hereby and thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, redemption, repurchase, amendment, acceleration or cancellation of, (i) any provision of the governing documents of the Company or its Subsidiaries, (ii) the material broadcast licenses or franchises to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, (iii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit or concession to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound or (iv) any Law applicable to the Company or its Subsidiaries or to their properties or assets, except, with respect to clauses (iii) and (iv) above, to the extent that any of the foregoing would not have a Material Adverse Effect.

(g)  Consents and Approvals.  Except for such Consents and Governmental Approvals that have been previously received and the Requisite Vote, no Consent or Governmental Approval is required on the part of the Company in connection with the execution and delivery of the Company Agreements or the consummation of the transactions contemplated hereby and thereby.

(h)  Company Reports.  The Company has timely filed all Company Reports.  The Registration Statement has been declared effective by the SEC.  As of their respective dates (and with respect to the Prospectus as of its date and as of the Closing Date), the Company Reports complied in all material respects with the requirements of the Exchange Act, or the Securities

Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. None of the Company Reports, including any financial statements or schedules included or incorporated by reference therein (the “Financial Statements”), at the time filed (and with respect to the Prospectus as of its date and as of the Closing Date) or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(i)  Brokers, Finders, etc.  All negotiations relating to the Company Agreements, and the transactions contemplated by the Company Agreements have been carried on in such manner as to not give rise to any valid claim against Investor for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of the Company.

(j)  Private Placement.  Neither the Company nor any Person acting on its behalf has offered to sell, or sold, the Backstop Acquired Units or the Private Placement Units by any form of general solicitation or general advertising (as those terms are used within the meaning of Regulation D (“Regulation D”) under the Securities Act).  Neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Backstop Acquired Units or the Private Placement Units to be integrated with any prior offering by the Company in a manner that could require the registration of the Backstop Acquired Units or the Private Placement Units under the Securities Act.

(k)  NASDAQ.  Shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed on the NASDAQ Global Select Market (“NASDAQ”), and trading in Class A Common Stock has not been suspended and the Company has taken no action designed to terminate the registration of the Class A Common Stock under the Exchange Act or to delist the Class A Common Stock from NASDAQ.

(l)  No Litigation.  Except as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 28, 2014, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Entity or in arbitration now pending against, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries or any business, property, officers, directors or rights of any such Person relating to the Rights Offering, the Company Offered Units, the Private Placement or the other transactions contemplated by the Company

Agreements, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)  Compliance with Law.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, including, as applicable, in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended.  The Company represents and warrants that since (i) January 1, 2009, the Company has not, (ii) since the later of January 1, 2009 and the time a Subsidiary became a Subsidiary, each Subsidiary has not, and (iii) to the Company’s knowledge, each director, officer, agent, employee or other Person authorized to act on behalf of the Company or any of its Subsidiaries, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries has not used or promised to use, directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful payment to any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organization.  No director, officer, agent, or senior manager of the Company is, to the knowledge of the Company after reasonable due diligence, a foreign or domestic government official or employee, except for such an official or employee in a governmental position that has no relevance to the business of the Company.  The Company makes no representation in this paragraph with respect to the directors of the Company who are employees of TWX or one of its Subsidiaries.

SECTION 2.2.  Representations and Warranties of Investor.  As of the date of this Agreement and as of the Closing Date, Investor represents and warrants to the Company as follows:

(a)  Organization and Standing; Ownership of Capital Stock.  Investor is duly organized, validly existing and in good standing under the laws of the Netherlands.  Investor has all requisite power and authority to enter into the Company Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  Investor is the holder of the following shares of capital stock of the Company:  (i) [61,407,775](2) shares of Class A Common Stock, (ii) one share of Series A Preferred Stock, and (iii) 200,000 shares of Series B Preferred Stock.  Except for the shares of Series A Preferred Stock and Series B Preferred Stock, and the TW Initial Warrant and the Unit Warrants to be purchased pursuant hereto by Investor, the Investor does not own or hold or have any contract or other right to acquire options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, shares or other equity interests of the Company.

(b)  Authorization, Execution and Delivery and Enforceability.  The execution and delivery by Investor of the Company Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Investor.  Each of the Company Agreements to which it is a party has been duly executed and delivered by Investor and constitutes a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent

(2)  Note to Draft: To be updated as necessary as of the date of this Agreement.

conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (ii) general principles of equity, whether considered in a proceeding at Law or in equity.

(c)  No Conflicts.  Neither the execution and delivery of the Company Agreements to which it is a party by Investor, nor the performance by Investor of any of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, amendment, acceleration or cancellation of any provision of (i) the governing documents of Investor, (ii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit, concession, franchise, license to which Investor or any of its Affiliates is a party or by which any of its properties or assets are bound, or (iii) any Law applicable to Investor or to its properties or assets which, in each case, would materially impair or delay the ability of Investor to consummate the transactions contemplated in the Company Agreements to which it is a party.

(d)  Financial Capability.  Investor will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(e)  Consents and Approvals.  Except for amendments to its Schedule 13D, Forms 4 and the Consents and Governmental Approvals that have previously been received, no Consent or Governmental Approval is required on the part of Investor or its Affiliates in connection with the execution and delivery by Investor of the Company Agreements to which it is a party or the consummation of the transactions contemplated hereby.  Except as publicly disclosed, none of Investor or any of its Affiliates is a party to any shareholder, voting or other agreements relating to the rights and obligations of the Company’s shareholders.

(f)  Brokers, Finders, etc.  All negotiations relating to the Company Agreements and the transactions contemplated by the Company Agreements have been carried on in such manner as to not give rise to any valid claim against the Company for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of Investor.

(g)  Purchase for Investment.  Investor acknowledges its understanding that the offering and sale of the Private Placement Units, the Backstop Acquired Units, the Notes and the Unit Warrants issued in the Private Placement and the Backstop Guarantee and any shares of Class A Common Stock to be issued pursuant to the exercise of such Unit Warrants to be purchased pursuant hereto by Investor are intended to be exempt from registration under the Securities Act and that the Company is relying upon the truth and accuracy of Investor’s representations and warranties contained herein and Investor’s compliance with this Agreement in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Private Placement Units and the Backstop Acquired Units in accordance with the terms and provisions of this Agreement.  In furtherance thereof, Investor represents and warrants to the Company that:

(i)                                     Investor is an accredited investor within the meaning of Regulation D promulgated under the Securities Act and, if there should be any change in such status prior to any Closing Date, Investor will immediately inform the Company of such change;

(ii)                                  Investor (A) has the financial ability to bear the economic risk of its investment in the Private Placement Units and the Backstop Acquired Units, the Notes and the Unit Warrants issued in the Private Placement and the Backstop Guarantee and any shares of Class A Common Stock to be issued pursuant to the exercise of such Unit Warrants to be purchased pursuant hereto by Investor, (B) can bear a total loss of its investment therein at this time, (C) has no need for liquidity with respect to its investment therein, (D) has adequate means for providing for its current needs and contingencies, and (E) has such knowledge, experience and skill in evaluating and investing in issues of equity securities, including securities of new and speculative issuers, based on actual participation in financial, investment and business matters, such that it is capable of evaluating the merits and risks of an investment in the Company and the suitability of the Private Placement Units and the Backstop Acquired Units, the Notes and the Unit Warrants issued in the Private Placement and the Backstop Guarantee and any shares of Class A Common Stock to be issued pursuant to the exercise of such Unit Warrants to be purchased pursuant hereto by Investor as an investment for itself; and

(iii)                               Investor has been given the opportunity to conduct a due diligence review of the Company concerning the terms and conditions of the offering of the Private Placement Units and the Backstop Acquired Units, the Notes and the Unit Warrants issued in the Private Placement and the Backstop Guarantee and any shares of Class A Common Stock to be issued pursuant to the exercise of such Unit Warrants to be purchased pursuant hereto by Investor and other matters pertaining to an investment in the Private Placement Units and the Backstop Acquired Units, the Notes and the Unit Warrants issued in the Private Placement and the Backstop Guarantee and any shares of Class A Common Stock to be issued pursuant to the exercise of such Unit Warrants to be purchased pursuant hereto by Investor in order for Investor to evaluate the merits and risks of an investment in the Private Placement Units and the Backstop Acquired Units, the Notes and the Unit Warrants issued in the Private Placement and the Backstop Guarantee and any shares of Class A Common Stock to be issued pursuant to the exercise of such Unit Warrants to be purchased pursuant hereto by Investor to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

(iv)                              Investor is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Issuer prior to the date hereof.

(h)  No Registration.  Investor has been advised that the Backstop Acquired Units, the Private Placement Units, the Notes and the Unit Warrants issued in the Private Placement and the Backstop Guarantee and any shares of Class A Common Stock to be issued pursuant to the exercise of such Unit Warrants have not been registered under the Securities Act, or any non-U.S. securities, state securities or “blue sky” laws, and therefore cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available.  Investor is purchasing the Private Placement Units, the Backstop Acquired Units, the Notes and the Unit Warrants issued in the Private Placement and the Backstop Guarantee and any shares of Class A Common Stock to be issued pursuant to the exercise of such Unit Warrants for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any thereof.  In making the foregoing representations, Investor is aware that it must bear, and represents that Investor is able to bear, the economic risk of such investment for an indefinite period of time.

ARTICLE III.

COVENANTS

SECTION 3.1.  Restrictive Legends.

(a)  Investor acknowledges and agrees that the Notes and the Unit Warrants issued in the Private Placement and the Backstop Guarantee and any shares of Class A Common Stock to be issued pursuant to the exercise of such Unit Warrants and any securities issued or issuable with respect to such securities by way of stock dividend or stock split or in connection with a combination of shares, conversion of such securities, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear restrictive legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (THE “COMPANY”) OR OTHERWISE AS PERMITTED BY LAW.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any such securities upon which it is stamped, if such securities are registered for sale under an effective registration statement filed under the Securities Act or if such securities are proposed to be sold pursuant to an exemption from registration and the Company receives an opinion of counsel reasonably satisfactory to it with respect to compliance with such exemption.

(b)  The Notes and the Unit Warrants issued in the Private Placement and the Backstop Guarantee and any shares of Class A Common Stock to be issued pursuant to the exercise of such Unit Warrants and any securities issued or issuable with respect to such securities by way of stock dividend or stock split or in connection with a combination of shares, conversion of such securities, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear an additional restrictive legend in substantially the following form until the earlier of (i) such time as the TW Registration Rights Agreement shall have been terminated or (ii) such time as such shares (or the holder thereof) shall no longer be subject to the terms of the TW Registration Rights Agreement:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A REGISTRATION RIGHTS AGREEMENT, DATED AS OF MAY 18, 2009, BY AND BETWEEN THE COMPANY AND TIME WARNER MEDIA HOLDINGS B.V., AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT CONTRAVENE SUCH RESTRICTIONS SHALL BE NULL AND VOID.

SECTION 3.2.  Consents and Approvals.  From and after the date hereof, the Company shall use its commercially reasonable efforts to obtain, as promptly as practicable, any Consents and Governmental Approvals required on the part of the Company in connection with the transactions contemplated by this Agreement.  The fees and expenses related to obtaining such Consents and Governmental Approvals on the part of the Company shall be paid by the Company.  Each of the Company and Investor shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to assist and cooperate with the other party in securing any such Consents and Governmental Approvals.

SECTION 3.3.  Securities Laws.  The Company shall timely make all filings and reports relating to the offer and sale of the Private Placement Units and the Backstop Acquired Units required under applicable securities Laws, including any “blue sky” laws of the states of the United States.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3.3.  Neither the Company nor any of its Subsidiaries shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Private Placement Units and the Backstop Acquired Units in a manner that could require the registration of the Private Placement Units and the Backstop Acquired Units under the Securities Act.

SECTION 3.4.  Public Announcements.  The parties agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued or made by or on behalf of any party or their respective Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as such announcement may, in the reasonable judgment of the releasing party, be required by Law, or any rule or regulation of any securities exchange on which securities of the releasing party are listed, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. For the avoidance of doubt, any press release(s) to be issued announcing the launch of the Rights Offering shall be mutually agreed by the parties prior to release.

SECTION 3.5.  Use of Proceeds. The Company will use the proceeds of the Term Loan (including the Refinancing Portion of the Term Loan) or, the proceeds of the Rights Offering (including the proceeds resulting from the Backstop Guarantee), the Private Placement and the Term Loan to fund the redemption of the 2016 Notes.  In the event that the Term Loan has been funded on the Bridge Date, the proceeds of the Rights Offering (including the proceeds from the Backstop Guarantee) and the Private Placement will be used by the Company to repay in full the Refinancing Portion of the Term Loan.  Until and including the Initial Term Loan Maturity Date, the Refinancing Portion of the Term Loan shall be repaid only from the proceeds of the Rights Offering (including the proceeds resulting from the Backstop Guarantee) and the Private Placement, in each case, if and to the extent closed.  Thereafter, the Company may pay the outstanding unpaid principal balance, any accrued and unpaid interest and fees and expenses owed to the Term Loan Lender from other sources of funds.

SECTION 3.6.  Amendments.  Prior to the filing by the Company with the SEC of (i) any amendment or supplement to the Registration Statement or the Prospectus or (ii) any free writing prospectus or other documents that are incorporated by reference into the Registration Statement or the Prospectus or that reference Investor or any of its Affiliates, and until the Rights Offering is either closed, abandoned or terminated, the Company shall provide Investor a reasonable opportunity to review and approve any document to be so filed, provided that Investor will respond as promptly as reasonably practicable and, in any event, reasonably in advance of any applicable deadline for such filing in order to allow the Company to meet such deadline for such filing; provided, further, however, that any such documents that (A) do not relate to any of the transactions contemplated hereby and (B) do not reference Investor or any of its Affiliates unless such references are consistent with the Company’s prior disclosures contained in its Company Reports, shall not be subject to the approval of Investor.

SECTION 3.7.  Redemption of 2016 Notes.  From and after the Record Date, the Company and its Subsidiaries shall not, directly or indirectly, redeem, purchase or otherwise acquire any of the 2016 Notes other than the redemption in full of the 2016 Notes as contemplated by the Framework Agreement.

SECTION 3.8.  Exercised Rights.  During the Subscription Period, the Company shall keep Investor reasonably informed and updated about the Rights Offering, including the number of Rights exercised during such period, as may be reasonably requested by Investor.

SECTION 3.9.  No Listing.  Without the prior written consent of TWX, neither the Company nor any Person acting on its behalf shall take any action to list the Units or the Unit Warrants on any exchange or inter-dealer quotation system, including any over-the-counter inter-dealer quotation system and to list the Notes other than on the Euro MTF market of the Luxembourg Stock Exchange.

ARTICLE IV.

CONDITIONS TO CLOSING

SECTION 4.1.  Conditions to the Obligations of the Company and Investor.  The obligations of the Company and Investor to consummate the transactions contemplated by this

Agreement shall be subject to the fulfillment or waiver on or prior to the Closing Date (unless otherwise specified) of the following conditions:

(a)  No Injunction, etc.  Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

(b)  Consents and Governmental Approvals.  The parties shall have received all necessary Consents and Governmental Approvals.

(c)  Shareholder Approval.  The Requisite Vote shall have been obtained and the amendment to the Bye-laws reflecting the Increased Authorized Share Number shall be effective.

(d)  Fairness Opinion.  Neither the Fairness Opinion nor the Indenture Opinion shall have been revoked, amended or otherwise modified.

SECTION 4.2.  Conditions to the Obligations of Investor.  The obligation of Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Investor on or prior to the Closing Date (unless otherwise specified) of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of the Company contained in Sections 2.1(d) and the fourth sentence of Section 2.1(h) and those representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date), and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(b)  Material Adverse Change.  There shall not have been a Material Adverse Change from the date of the Framework Agreement to the Closing Date, and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(c)  Performance of Obligations.  The Company shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement required to be performed or complied with by it on or prior to the applicable Closing Date, and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(d)  NASDAQ Qualification.  The Class A Common Stock to be issued upon exercise of the Unit Warrants issued in the Rights Offering (including pursuant to the Backstop Guarantee) and the Private Placement shall be approved for listing on NASDAQ, subject to official notice of issuance, and the Class A Common Stock shall not have been delisted on NASDAQ.

(e)  Rights Offering.  The Rights Offering shall be closed prior to or contemporaneously with the Backstop Guarantee and Private Placement in accordance with the terms and conditions set forth in this Agreement and the Prospectus.  No order suspending the effectiveness of the Registration Statement or any party thereof shall have been issued and no proceeding for that purpose shall have been initiated of threatened by the SEC.

(f)  Term Loan.  If the Closing occurs prior to the Bridge Date, the Term Loan Facility shall be funded contemporaneously with the Closing of the Rights Offering.

(g)  2017 Bondholder Consent.  The 2017 Bondholder Consent shall have been obtained and the Supplemental Indenture shall be in full force and effect.

(h)  Board.  The size of the Board shall be not more than eleven (11), with one less than the majority in number of such directors designated by the Investor, in accordance with the terms and conditions of the Framework Agreement who shall have been duly appointed to the Board.

SECTION 4.3.  Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Company on or prior to the Closing Date (unless otherwise specified) of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of Investor contained in this Agreement that are qualified as to materiality shall be true at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date) and (ii) the other representations and warranties of Investor contained in this Agreement and in any certificate or other writing delivered by Investor pursuant hereto shall be true in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date), and the Company shall have received a certificate signed by an authorized officer of Investor to the foregoing effect.

(b)  Performance of Obligations.  Investor shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement required to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Investor to the foregoing effect.

ARTICLE V.

INDEMNIFICATION

SECTION 5.1.  Survival of Representations and Warranties.  All representations and warranties under this Agreement shall survive the Closing until the expiration of one (1) year following the Closing Date.  All agreements and covenants contained in this Agreement shall survive the Closing until the expiration of the statute of limitations applicable thereto (except to the extent expressly provided in this Agreement).

SECTION 5.2.  Indemnification.

(a)  Notwithstanding any investigation at any time made by or on behalf of Investor or any Investor Indemnified Persons or any knowledge (other than the actual knowledge (as demonstrated by the Company) of any directors of the Company that are employees of TWX or one of its subsidiaries based on information contained in written materials provided to all similarly situated directors of the Company in the context of their role as directors) or information that Investor or any Investor Indemnified Person may now have or hereafter obtain, from and after the Closing Date, the Company shall indemnify, defend and hold harmless Investor and Investor’s members, officers, directors, employees, agents, Affiliates and representatives (collectively with Investor, the “Investor Indemnified Persons”) against, and shall compensate and reimburse such Investor Indemnified Persons for, any and all losses, liabilities, damages, diminution in value of the Notes purchased by the Investor at the Closing of the Rights Offering (including pursuant to the Backstop Guarantee) and the Private Placement (other than diminution in value of the Notes purchased by the Investor at the Closing of the Rights Offering (including pursuant to the Backstop Guarantee) and the Private Placement suffered or sustained in the case of any indemnity obligations solely pursuant to clause (iii) of this Section 5.2(a)) and expenses, including all reasonable costs and expenses related thereto or incurred in enforcing this Article V (“Losses”) that any Investor Indemnified Person has suffered or sustained (regardless of whether or not such Losses relate to a third party claim) (i) arising directly from the breach of any of the representations or warranties of the Company contained in this Agreement, (ii) arising directly from the breach of any covenant or agreement of the Company contained in this Agreement, or (iii) arising directly from any action, suit, claim, proceeding or investigation instituted against such Investor Indemnified Person by any Governmental Entity, any holder of equity securities of the Company who is not an Affiliate of such Investor Indemnified Person, or any other Person (other than the Company) who is not an Affiliate of such Investor Indemnified Person relating to this Agreement or the transactions contemplated by the Company Agreements (unless such action resulted from a breach of such Investor Indemnified Person’s representations, warranties or agreements contained in any Company Agreement or any violations by such Investor Indemnified Person of state or federal securities laws or any conduct by such Investor Indemnified Person which constitutes fraud).

(b)  From and after the Closing Date, and notwithstanding any investigation at any time made by or on behalf of the Company or any Company Indemnified Persons or any knowledge or information that the Company or any Company Indemnified Person may now have or hereafter obtain, Investor shall indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Persons” and together with the Investor Indemnified Persons, the “Indemnified Persons”) against, and will compensate and reimburse such Company Indemnified Persons for, any and all Losses that any Company Indemnified Person has suffered or sustained (regardless of whether or not such Losses relate to a third party claim) (i) arising from the breach of any of the representations or warranties of Investor contained in this Agreement or (ii) arising from the breach of any covenant or agreement of Investor contained in this Agreement and none of the Company Indemnified Persons shall be liable to Investor or any holder of equity securities of Investor for or with respect to any such Loss.

(c)  The parties hereto hereby acknowledge and agree that for purposes of this Article V, in determining whether any representation or warranty has been breached and for purposes of determining the amount of Losses resulting therefrom, any and all “Material Adverse Effect,” “material adverse effect,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.  The parties hereto hereby further acknowledge and agree that any claim for indemnification made in writing in accordance with the terms of this Article V on or prior to the expiration date with respect to any such claim as set forth herein shall survive the Closing and the expiration date until the final resolution thereof.

(d)  In the case of any claim asserted by an Indemnified Person under this Agreement, notice shall be given by such Indemnified Person to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Person shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Person, and the Indemnified Person may participate in such defense at such Indemnified Person’s expense and (ii) the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  Any settlement or compromise of such asserted claim by the Indemnifying Party shall require the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, provided that no such consent shall be required as long as it is solely a monetary settlement (that will be paid entirely by or on behalf of the Indemnifying Party) that provides a full release of the Indemnified Person with respect to such matter and does not contain an admission of liability on the part of the Indemnified Person and will not have an ongoing adverse effect on the business or operations of the Indemnified Person.

(e)  Absent fraud, willful misconduct or gross negligence by the party against whom a remedy is sought, from and after the Closing, the sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement shall be (a) monetary damages in accordance with the indemnification provisions set forth in this Article V and (b) the remedies set forth in Section 7.7.

(f)  Notwithstanding any provision herein to the contrary, the maximum liability of the Company with respect to the Losses suffered by any Investor Indemnified Person as a result of any breach of any representation or warranty for which the Company shall be liable to indemnify any Investor Indemnified Person under this Agreement shall be an aggregate amount equal to the amount paid by Investor for the Company Offered Units purchased by Investor in the Rights Offering, the Backstop Guarantee and the Private Placement (the “Aggregate Proceeds”); provided that the Company will be required to indemnify any Investor Indemnified Person for any breaches of representations and warranties only if such Losses in the aggregate exceed one and one-half percent (1.5%) of the Aggregate Proceeds and then only to the extent such Losses exceed such amount.  Neither the Investor nor any Investor Indemnified Person shall be entitled to any duplicative recovery for the same Losses under this Article V to the extent that Investor or any Investor Indemnified Person has been compensated for such Losses pursuant to another Company Agreement.

(g)  Notwithstanding any other provision of this Agreement, the liability for indemnification of any Indemnifying Party under this Agreement shall not include consequential, indirect, punitive or exemplary damages.  The foregoing shall not limit in any respect any claim based on diminution of value of the Notes purchased by the Investor at the Closing of the Rights Offering (including pursuant to the Backstop Guarantee) and the Private Placement (other than diminution in value suffered or sustained in the case of any indemnity obligations solely pursuant to clause (iii) of this Section 5.2(a)).

(h)  Any indemnification of an Indemnified Person by an Indemnifying Party pursuant to this Article V shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Person within fifteen (15) Business Days after the determination thereof.

ARTICLE VI.

TERMINATION

SECTION 6.1.  Termination.  This Agreement may be terminated at any time:

(a)  by the mutual written consent of the Company and Investor;

(b)  by either the Company or Investor if any Governmental Entity shall have issued an injunction or other ruling prohibiting the consummation of any of the transactions contemplated by this Agreement and the Company Agreements and such injunction or other ruling shall not be subject to appeal or shall have become final and unappealable;

(c)  if the Term Loan Facility is not then outstanding, by either the Company or Investor if the Closing has not been consummated on or before September 8, 2014, provided further that the right to terminate this Agreement under this clause (c) will not be available to any party whose failure to fulfill in any material respect any of its obligations with respect to the Closing has been the cause of, or resulted in, the failure of the Closing to close on or before such date;

(d)  if the Term Loan Facility is outstanding, by either the Company or Investor if the Closing has not been consummated prior to the Initial Term Loan Maturity Date;

(e)  by Investor if the Company shall have materially breached the terms of this Agreement and such breach is not cured within fifteen (15) Business Days after receiving notice thereof; or

(f)  by the Company if Investor shall have materially breached the terms of this Agreement and such breach is not cured within fifteen (15) Business Days after receiving notice thereof.

SECTION 6.2.  Effect of Termination.  In the event that this Agreement is terminated under Section 6.1, all further obligations of the parties under this Agreement, other than pursuant to Section 3.4 and this Section 6.2 and Article V, will be terminated without further liability of any party to any other party, provided that such termination will not relieve any party from liability for its breach of this Agreement prior to such termination.

ARTICLE VII.

DEFINITIONS AND MISCELLANEOUS

SECTION 7.1.  Definitions.  As used in this Agreement, the following capitalized terms have the respective meanings set forth below:

(a)  “2016 Notes” means the 11.625% Senior Notes due 2016 issued by the Company under the 2016 Notes Indenture.

(b)  “2016 Notes Indenture” means the Indenture dated as of September 17, 2009, between the Company, as Issuer, the subsidiary guarantors party thereto and The Bank of New York Mellon (London Branch), as trustee, governing the 2016 Notes.

(c)  “2017 Bondholder Consent” means the consent of the holders of at least a majority in principal amount of the 2017 Notes to the incurrence of debt under the Revolving Credit Facility, the Notes Indenture and the Term Loan Agreement as well as an additional €40 million of indebtedness.

(d)  “2017 Bondholder Consent Solicitation” means the solicitation by the Company of the 2017 Bondholder Consent.

(e)  “2017 Notes” means the 9.0% Senior Secured Notes due 2017 issued by CET 21 spol. s r.o. under the 2017 Notes Indenture.

(f)  “2017 Notes Indenture” means the Indenture dated as of October 21, 2010 (as amended), between CET 21 spol. s r.o., as issuer, the guarantors party thereto and Citibank, N.A., London Branch, as trustee, governing the 2017 Notes.

(g)  “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; provided, that neither Investor nor TWX shall be an Affiliate of the Company for purposes of this definition.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

(h)  “Aggregate Offered Units” shall have the meaning set forth in Section 1.1(a) of this Agreement.

(i)  “Aggregate Proceeds” shall have the meaning set forth in Section 5.2(f) of this Agreement.

(j)  “Agreement” shall have the meaning set forth in the preamble of this Agreement.

(k)  “Backstop Acquired Units” shall have the meaning set forth in Section 1.4 of this Agreement.

(l)  “Backstop Guarantee” shall have the meaning set forth in Section 1.4 of this Agreement.

(m)  “Board” shall have the meaning set forth in Section 2.1(c) of this Agreement.

(n)  “Bridge Date” shall have the meaning set forth in the Framework Agreement.

(o)  “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or Prague are authorized or required by law to remain closed.

(p)  “Bye-laws” means the Amended and Restated Bye-Laws of the Company, as last amended on June 12, 2013, and as amended at the Special Meeting.

(q)  “Class A Common Stock” shall have the meaning set forth in the recitals of this Agreement.

(r)  “Closing” shall have the meaning set forth in Section 1.5(a) of this Agreement.

(s)  “Closing Date” shall have the meaning set forth in Section 1.5(a) of this Agreement.

(t)  “Company” shall have the meaning set forth in the preamble of this Agreement.

(u)  “Company Agreements” means, collectively, this Agreement, the Note Indenture and the Unit Warrant Agreement.

(v)  “Company Indemnified Persons” shall have the meaning set forth in Section 5.2(b) of this Agreement.

(w)  “Company Offered Units” shall have the meaning set forth in Section 1.3 of this Agreement.

(x)  “Company Proxy Statement” shall have the meaning set forth in the Framework Agreement.

(y)  “Company Reports” means (i) the reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act (A) after January 1, 2013 and (B) except with respect to Section 2.1(h) of this Agreement, prior to the date of the Framework Agreement, (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, in the form provided to TWX prior to the date of the Framework Agreement and (iii) the Registration Statement and the Prospectus.

(z)  “Consents” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

(aa)  “Disqualification Event” shall have the meaning set forth in Section 2.2(g)(iv) of this Agreement.

(bb)  “Eligible Securityholder” means each holder of the Company’s Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock as of the Record Date.

(cc)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(dd)  “Fairness Opinion” shall have the meaning set forth in the Framework Agreement.

(ee)  “Financial Statements” shall have the meaning set forth in Section 2.1(h) of this Agreement.

(ff)  “Framework Agreement” shall have the meaning set forth in the recitals of this Agreement.

(gg)  “Governmental Approvals” means any Consent of, made with or obtained from, any Governmental Entity.

(hh)  “Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self-regulatory entity supervising, organizing and supporting any stock exchange.

(ii)  “Guarantee Notice” shall have the meaning set forth in Section 1.4 of this Agreement.

(jj)  “Increased Authorized Share Number” means 440,000,000 shares of Class A Common Stock.

(kk)  “Indemnified Persons” shall have the meaning set forth in Section 5.2(b) of this Agreement.

(ll)  “Indemnifying Party” shall have the meaning set forth in Section 5.2(d) of this Agreement.

(mm)  “Indenture Opinion” means an opinion in conformity with the indenture governing the 2017 Notes.

(nn)  “Initial Term Loan Maturity Date” shall have the meaning set forth in the Framework Agreement.

(oo)  “Investor” shall have the meaning set forth in the preamble of this Agreement.

(pp)  “Investor Indemnified Persons” shall have the meaning set forth in Section 5.2(a) of this Agreement.

(qq)  “Investor Rights” shall have the meaning set forth in Section 1.2 of this Agreement.

(rr)  “Investor Rights Agreement” means that certain Investor Rights Agreement, by and among the Company, Ronald S. Lauder, RSL Savannah LLC, RSL Investment LLC, RSL Investments Corporation, and Investor, dated as of May 18, 2009, as amended by the First Investor Rights Amendment and the Investor Rights Letter Agreement and as may be further amended from time to time.

(ss)  “Investor Rights Letter Agreement” means that certain Letter Agreement, dated as of April 29, 2013, by and among the Company, Investor, Ronald S. Lauder, RSL Savannah LLC, RSL Capital LLC and RSL Investments Corporation.

(tt)  “Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

(uu)  “Losses” shall have the meaning set forth in Section 5.2(a) of this Agreement.

(vv)  “Material Adverse Effect” or “Material Adverse Change” means, with respect to the Company, any effect, event, development or change that, individually or together with any other event, development or change, is or is reasonably expected to (A) be materially adverse to the business, assets, results of operations or financial condition of the Company and the Company’s Subsidiaries, taken as a whole or (B) prevent or materially impair or materially delay the ability of the Company to consummate the transactions contemplated by the Company Agreements or to otherwise perform its obligations under the Company Agreements; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect or a Material Adverse Change:  (a) a change in the market price or trading volume of the Class A Common Stock (provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such change may otherwise be taken into consideration in determining whether a Material Adverse Effect or Material Adverse Change has occurred); (b)(i) changes in conditions in the global economy, the economies of the countries in which the Company and the Company’s Subsidiaries operate or the capital or financial markets generally, including changes in exchange rates; (ii) changes in applicable Laws (provided that such changes in Laws do not result in the cancellation of any broadcast license(s) or franchise(s) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, the cancellation of which would be material as indicated therein) or national or international political conditions (including hostilities or terrorist attack); or (iii) changes generally affecting the industry in which the Company and the Company’s Subsidiaries operate; in each case with respect to clauses (i), (ii) and (iii), to the extent such changes or developments referred to therein do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (c) changes in United States generally accepted accounting principles or other accounting principles after the date hereof; (d) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, mortgage brokers, investors, venture partners or employees, to the extent such changes or developments can be directly attributed to the announcement or performance of the Company Agreements and the transactions contemplated thereby; (e) natural disasters; (f) any affirmative action knowingly taken by Investor that could reasonably be expected to give rise to a Material Adverse Effect (without giving effect to this clause (f) in the definition thereof); (g) any action taken by the Company at the request or with the express consent of Investor; and (h) with respect to Section 4.2(b) only, any adverse effect, event, development or change to the business, results of operations or financial condition of the Company or the Company’s Subsidiaries that is cured before the Closing Date.

(ww)  “NASDAQ” shall have the meaning set forth in Section 2.1(k) of this Agreement.

(xx)  “New York Court” shall have the meaning set forth in Section 7.5(b) of this Agreement.

(yy)  “Note Indenture” shall have the meaning set forth in the Framework Agreement.

(zz)  “Notes” shall have the meaning set forth in the recitals of this Agreement.

(aaa)  “Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(bbb)  “Private Placement” shall have the meaning set forth in Section 1.3 of this Agreement.

(ccc)  “Private Placement Units” shall have the meaning set forth in Section 1.3 of this Agreement.

(ddd)  “Prospectus” means the prospectus included in the Registration Statement and filed pursuant to Rule 424(b) of the Securities Act in the form attached hereto as Exhibit A and all documents incorporated by reference therein.

(eee)  “Record Date” means the record date for determining the holders of the Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock entitled to receive the Rights pursuant to the terms of the Rights Offering, established by the Company as [•], 2014.  As of December 25, 2013, the shares of Series B Preferred Stock are convertible into 65,641,500 shares of Class A Common Stock.

(fff)  “Refinancing Portion of the Term Loan” shall have the meaning set forth in the Framework Agreement.

(ggg)  “Registration Statement” means the registration statement on Form S-3 (No. 333-[•]) that covers the Rights, the Rights Offering Units, the Notes, the Unit Warrants and shares of Class A Common Stock issuable upon exercise of the Unit Warrants filed with the SEC under the rules and regulations promulgated under the Securities Act on February 28, 2014, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

(hhh)  “Regulation D” shall have the meaning set forth in Section 2.1(j) of this Agreement.

(iii)  “Requisite Vote” means the approval at the Special Meeting of (i) an amendment to the Bye-laws and the conditions of the Company’s Memorandum to increase the authorized share capital of the Company from $25.6 million to $36.8 million by increasing the number of authorized shares of Class A Common Stock from 300,000,000 shares to the Increased Authorized Share Number, (ii) the Rights Offering and (iii) the issuance to TW BV of the TW Initial Warrant and warrants exercisable for up to 84,000,000 shares of Class A Common Stock, in each case, as required by, and in accordance with, NASDAQ Rule 5635(d), by a majority of the votes cast by the holders of the shares of Class A Common Stock and the share of Series A Preferred Stock entitled to vote thereon, voting together as a single class.

(jjj)  “Revolving Credit Facility” shall have the meaning set forth in the Framework Agreement.

(kkk)  “Rights” means the rights distributed by the Company to the Eligible Securityholders to purchase the Rights Offering Units in the Rights Offering.

(lll)  “Rights Offering” shall have the meaning set forth in the recitals of this Agreement.

(mmm)  “Rights Offering Units” shall have the meaning set forth in the recitals of this Agreement.

(nnn)  “RSL Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company, RSL Capital LLC and Ronald S. Lauder, dated as of April 30, 2012.

(ooo)  “SEC” means the Securities and Exchange Commission.

(ppp)  “Securities Act” means the Securities Act of 1933, as amended.

(qqq)  “Series A Preferred Stock” shall have the meaning set forth in the recitals of this Agreement.

(rrr)  “Series B Preferred Stock” shall have the meaning set forth in the recitals of this Agreement.

(sss)  “Special Meeting” means the special general meeting of the shareholders of the Company to consider and vote upon the matters set forth in the Company Proxy Statement, scheduled to take place on the date and time provided in the Company Proxy Statement at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda, or any postponement or adjournment thereof.

(ttt)  “Subscription Expiration Time” means 5:00 p.m. New York City time, on [•], 2014, if and as extended from time to time upon the mutual agreement of the Company and the Investor.

(uuu)  “Subscription Price” means $100.00 per Company Offered Unit.

(vvv)  “Subsidiary” means, with respect to any Person, another Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(www)  “Supplemental Indenture” shall have the meaning set forth in the Company’s consent solicitation statement filed with the SEC on [•], 2014.

(xxx)  “Term Loan” shall have the meaning set forth in the Framework Agreement.

(yyy)  “Term Loan Agreement” shall have the meaning set forth in the Framework Agreement.

(zzz)  “Term Loan Facility” shall have the meaning set forth in the Framework Agreement.

(aaaa)  “TW Initial Warrant” means the warrant issued to Investor by the Company pursuant to the Framework Agreement.

(bbbb)  “TW Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company and Investor, dated as of May 18, 2009.

(cccc)  “Units” shall have the meaning set forth in the recitals of this Agreement.

(dddd)  “Unit Warrant” shall have the meaning set forth in the recitals of this Agreement.

(eeee)  “Unit Warrant Agreement” shall have the meaning set forth in the Framework Agreement.

SECTION 7.2.  Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) day after being sent by overnight courier service or if sent by facsimile, to the extent transmitted by 3:00 pm (local time of recipient) on a Business Day, will be deemed to have been received on that Business Day, and if transmitted by facsimile after 3:00 pm (local time of the recipient) on a Business Day or any other day, then on the Business Day next following the day of transmittal (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

if to the Company, to:

Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00 Prague 5 - Barrandov
Czech Republic
Facsimile:	+420-242-464-483
Attention:	Legal Counsel

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention:	Jeffrey A. Potash
Penny J. Minna
Facsimile:	+1 (212) 335-4501

if to Investor, to:

Time Warner Media Holdings B.V.
c/o Time Warner Inc.
One Time Warner Center
New York, NY 10019
Attention:	General Counsel
Facsimile:	+1 (212) 484-7167

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	William H. Gump
Thomas Mark
Facsimile:	+1 (212) 728-8111

SECTION 7.3.  Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.

SECTION 7.4.  Assignment.  Except as permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or otherwise transferable by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided, however, that Investor shall be entitled to assign its rights and obligations hereunder to an Affiliate, provided such Affiliate agrees to be bound by the terms hereof and those of the TW Registration Rights Agreement and the Investor Rights Agreement (including the obligation to execute a joinder thereto, as applicable).

SECTION 7.5.  Applicable Law; Consent to Jurisdiction.

(a)  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 7.2.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

SECTION 7.6.  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 7.6.

SECTION 7.7.  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms of were otherwise breached.  It is accordingly agreed that the parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York Court in addition to the other remedies to which such parties are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law.

SECTION 7.8.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

SECTION 7.9.  Expenses.  Each party will be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.

SECTION 7.10.  Successors and Assigns.  This Agreement shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.

SECTION 7.11.  No Third Party Beneficiaries.  Nothing in this Agreement will confer any rights upon any person, other than Indemnified Persons with respect to Article V, that is not a party or a successor or permitted assignee of a party to this Agreement.

SECTION 7.12.  Entire Agreement.  This Agreement, together with the other Company Agreements and the Framework Agreement, contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.

SECTION 7.13.  Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits and Annexes are to exhibits and annexes attached hereto, each of which is made a part hereof for all purposes.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. generally accepted accounting principles and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.  Unless the context otherwise requires: (i) a reference to a document includes all amendments, restatements or supplements to, or replacements or novations of, that document; (ii) the use of the terms “include” and “including” mean “include, without limitation” and “including, without limitation”, respectively; (iii) the word “or” shall be disjunctive but not exclusive; (iv) unless expressly provided otherwise, the measure of a period of one (1) month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); and (v) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

SECTION 7.14.  Descriptive Headings.  The headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

SECTION 7.15.  Severability.  Every term and provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTRAL EUROPEAN MEDIA
ENTERPRISES LTD.

By:
Name:
Title:

[Standby Purchase Agreement — Signature Page]

TIME WARNER MEDIA HOLDINGS B.V.

By:
Name:
Title:

[Standby Purchase Agreement — Signature Page]